EX-99.m.2

SCOUT FUNDS

Class Y

DISTRIBUTION PLAN

The following Distribution Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), by Scout Funds (the “Trust”) for use by the Scout Core Plus Bond Fund (the “Fund”) and its Retail Class shares.  The Plan has been approved by the vote of a majority of the Board of Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of the Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such Plan.

In reviewing the Plan, the Board of Trustees determined that the Plan should provide for the payments described herein and that adoption of the Plan would be prudent and in the best interests of the Fund and its respective Retail Class shareholders.  Such approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its respective Retail Class shareholders.

The Provisions of the Plan are:

1.           The Trust shall pay to UMB Distribution Services, LLC (the “Distributor”) or others a monthly fee of 0.25% per annum of the average daily net assets the Fund’s Retail Class shares.  Such payments are intended to compensate the Distributor or others for, among other things: expenses incurred by such parties in the promotion and distribution of the Retail Class shares, including but not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparation and distribution of sales literature and related expenses, advertisements, and other distribution-related expenses, as well as any distribution fees paid to securities dealers or others

Any amounts paid under this paragraph shall be paid pursuant to a distribution or other agreement which form of agreement has been approved from time to time by the Board, including the Independent Trustees.

2.        The payments described in paragraph 1 shall be made monthly by the Trust.  In no event shall the payments made under the Plan, plus any other payments deemed to be made pursuant to the Plan, exceed the amount permitted to be paid pursuant to the NASD Conduct Rules.

3.        The Distributor or the Fund’s adviser, Scout Investment Advisors, Inc. (the “Advisor”) shall monitor and administer the documentation of payments made under paragraphs 1 and 2 above, and shall furnish to the Board of Trustees of the Trust, for their review, on a quarterly basis, a written report of the monies paid under the Plan, as well as the purpose(s) for which such payments were made, and shall furnish the Board of Trustees of the Trust with such other information as the Board may reasonably request in connection with the payments made under the Plan as to the Retail Class shares in order to enable the Board to make an informed determination of whether the Plan should be continued for the class.

4.        The Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved as required by the 1940 Act (currently, at least annually by the Trust’s Board of Trustees, including a majority of the Independent Trustees whose votes are cast in person at a meeting called for the purpose of voting on the Plan).

5.        The Plan, or any agreements entered into pursuant to the Plan, may be terminated with regard to the Retail Class shares of any Fund at any time, without penalty, on not more than sixty days written notice by (a) the vote of a majority of the outstanding voting securities of the Retail Class shares of the Fund, or (b) the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on the Plan.

6.        The Plan and any agreements entered into pursuant to the Plan may not be amended to increase materially the amount to be spent by the Trust on behalf of the Retail Class shares of any Fund pursuant to Paragraphs 1 or 2 hereof without approval as required by the 1940 Act (currently, by a majority of the outstanding voting securities of the Retail Class shares of the Fund).

7.        All material amendments to the Plan, or any agreements entered into pursuant to this Plan, shall be approved as required by the 1940 Act (currently, by a vote of the Independent Trustees cast in person at a meeting called for the purpose of voting on any such amendment or agreements).

8.        So long as the Plan is in effect, the Trust’s Board of Trustees must satisfy the fund governance standards as defined in Rule 0-1(a)(7) under the 1940 Act.

9.        The Plan took effect on the [__] day of [___], 20[__].

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